                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*




                             TRAVELOCITY.COM, INC.
                             ---------------------
                                (Name of Issuer)




                         Common Stock, $.001 par value
                         -----------------------------
                         (Title of Class of Securities)




                                    893953109
                                    ---------
                                 (CUSIP Number)





                                  June 15, 2000
                                  -------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]      Rule 13d-1(b)

          [X]      Rule 13d-1(c)

          [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 9 pages

CUSIP No. 893953109                     13G                  Page __ of __ Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      AT&T Corp.                     13-4924710
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  0

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     932,539
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  0

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     932,539

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      932,539

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.7%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      CO

--------------------------------------------------------------------------------



                               Page 2 of 9 pages

CUSIP No. 893953109                     13G                  Page __ of __ Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      MediaOne Group, Inc.                       91-2047743
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  0

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     932,539
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  0

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     932,539

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      932,539

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.7%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      CO

--------------------------------------------------------------------------------



                               Page 3 of 9 pages

CUSIP No. 893953109                     13G                  Page __ of __ Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      MediaOne of Colorado, Inc.                      84-1242269
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Colorado
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  0

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     932,539
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  0

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     932,539

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      932,539

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.7%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      CO

--------------------------------------------------------------------------------


                                Page 4 of 9 pages

CUSIP No. 893953109                     13G                  Page __ of __ Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      MediaOne Interactive Services, Inc.                   84-1320963
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Colorado
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  0

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     932,539
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  0

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     932,539

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      932,539

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.7%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      CO

--------------------------------------------------------------------------------



                               Page 5 of 9 pages

         This statement on Schedule 13G (this "Statement") is being filed by AT&T Corp. ("AT&T"), MediaOne Group, Inc., a wholly owned subsidiary of AT&T ("MediaOne Group"), MediaOne of Colorado, Inc., a wholly owned subsidiary of MediaOne Group ("MediaOne of Colorado"), and MediaOne Interactive Services, Inc., a wholly owned subsidiary of MediaOne of Colorado ("MediaOne Interactive Services" and together with MediaOne Group, MediaOne of Colorado and MediaOne Interactive Services, the "MediaOne Subsidiaries") and relates to the Common Stock, par value $.001 per share (the "Common Stock"), of Travelocity.com,
Inc., a Delaware corporation (the "Issuer"). AT&T became the ultimate beneficial owner of the Common Stock reported herein as a result of the merger (the "Merger") of MediaOne Group, Inc., a Delaware corporation ("MediaOne"), with and into Meteor Acquisition Inc., a Delaware corporation and wholly owned subsidiary of AT&T ("Meteor"). Meteor subsequently changed its name to MediaOne Group, Inc. The Merger was consummated on June 15, 2000. MediaOne Interactive Services had previously filed a statement on Schedule 13G reporting beneficial ownership of such shares of Common Stock, which at that time were and continue to be held directly by MediaOne Interactive Services.


ITEM 1.

          (a)  NAME OF ISSUER

               Travelocity.com, Inc.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               15100 Trinity Boulevard
               Fort Worth, Texas  76155

ITEM 2.

          (a)  NAME OF PERSONS FILING

               AT&T Corp.
               MediaOne Group, Inc.
               MediaOne of Colorado, Inc.
               MediaOne Interactive Services, Inc.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

               AT&T's principal business office is located at 32 Avenue of the Americas, New York, NY 10013.

               MediaOne Group's, MediaOne of Colorado's and MediaOne Interactive Services' principal business office is located at 188 Inverness Drive West, 6th Floor, Englewood, Colorado 80112.

          (c)  CITIZENSHIP

               AT&T - New York
               MediaOne Group, Inc. - Delaware
               MediaOne of Colorado, Inc. - Colorado
               MediaOne Interactive Services, Inc. - Colorado

          (d)  TITLE OF CLASS OF SECURITIES

               Common Stock, $.001 par value

          (e)  CUSIP NUMBER

               893953109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


          (a) [ ]Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

          (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
               78c);


                               Page 6 of 9 pages

          (c) [ ] Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

          (d) [ ] An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

          (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f)  [ ] An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

          (g)  [ ] A parent holding company or control person in accordance with
               Section 240.13d-1(b)(ii)(G);

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

As of December 31, 2000, each of AT&T and the MediaOne Subsidiaries may be deemed the beneficial owner of 932,539 shares of Common Stock owned directly by MediaOne Interactive Services. MediaOne Interactive Services is a wholly-owned subsidiary of MediaOne of Colorado, MediaOne of Colorado is a wholly-owned subsidiary of MediaOne Group and MediaOne Group is a wholly-owned subsidiary of AT&T Corp.

          (a)  Amount Beneficially Owned: 932,539

          (b)  Percent of Class: 5.7% (1)

          (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote: -0-

               (ii)  Shared power to vote or to direct the vote: 932,539

               (iii) Sole power to dispose or to direct the disposition of: -0-

               (iv)  Shared power to dispose or to direct the disposition of:
                     932,539

(1) Based on 16,349,377 shares of common stock outstanding as of November 8, 2000, as reported on the Issuer's Form 10-Q for the quarter ending September 30, 2000.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

      Not Applicable

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 9 pages

                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date: February 12, 2001

                                AT&T CORP.

                                By: /s/ Robert S. Feit
                                    --------------------------------------------
                                                  Signature

                                Robert S. Feit, Assistant Secretary - AT&T Corp.
                                ------------------------------------------------
                                                 Name/Title

                                MEDIAONE GROUP, INC.

                                By: /s/ James N. Zerefos
                                    --------------------------------------------
                                                  Signature

                                James N. Zerefos, Assistant Secretary
                                ------------------------------------------------
                                                 Name/Title

                                MEDIAONE OF COLORADO, INC.

                                By: /s/ James N. Zerefos
                                    --------------------------------------------
                                                 Signature

                                James N. Zerefos, Assistant Secretary
                                ------------------------------------------------
                                                 Name/Title

                                MEDIAONE INTERACTIVE SERVICES, INC.

                                By: /s/ James N. Zerefos
                                    --------------------------------------------
                                                 Signature

                                James N. Zerefos, Assistant Secretary
                                ------------------------------------------------
                                                Name/Title




                               Page 8 of 9 pages

                                    SCHEDULES

Schedule I Joint Filing Agreement, dated February 12, 2001, among the signatories to this Schedule 13G.




                                   SCHEDULE I

                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1(k)(1)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.


Date: February 12, 2001

                                AT&T CORP.

                                By: /s/ Robert S. Feit
                                    --------------------------------------------
                                                 Signature

                                Robert S. Feit, Assistant Secretary - AT&T Corp.
                                ------------------------------------------------
                                                Name/Title

                                MEDIAONE GROUP, INC.

                                By: /s/ James N. Zerefos
                                    --------------------------------------------
                                                 Signature

                                James N. Zerefos, Assistant Secretary
                                ------------------------------------------------
                                                Name/Title

                                MEDIAONE OF COLORADO, INC.

                                By: /s/ James N. Zerefos
                                    --------------------------------------------
                                                 Signature

                                James N. Zerefos, Assistant Secretary
                                ------------------------------------------------
                                                Name/Title

                                MEDIAONE INTERACTIVE SERVICES, INC.

                                By: /s/ James N. Zerefos
                                    --------------------------------------------
                                                 Signature

                                James N. Zerefos, Assistant Secretary
                                ------------------------------------------------
                                                Name/Title


                               Page 9 of 9 pages